Exhibit 99.1



  NTELOS Takes Another Step Toward Comprehensive Financial Restructuring Plan

      -- NTELOS Files Voluntary Petition for Reorganization under Chapter 11 as
                       Part of Financial Restructuring --

    -- Company Continuing to Serve Customers and Conduct Business as Usual --

              -- Company Secures Debtor-in-Possession Financing --


WAYNESBORO, VA - March 4, 2003 - NTELOS (NASDAQ: NTLO) today announced that it has taken another step toward a comprehensive financial restructuring plan that would significantly reduce the company's debt. To complete development and implementation of such a restructuring plan, NTELOS and certain of its subsidiaries filed voluntarily petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Eastern District of Virginia. The company has made arrangements for debtor-in-possession financing during the restructuring process.

The company also said it is in active discussions with its bank group and bondholders owning a substantial majority of its outstanding senior notes with respect to its bank financing upon emergence from bankruptcy and the terms of a new investment by these bondholders in the company upon emergence. The company also is holding discussions with its bank group and other debtholders toward development of a definitive plan of reorganization.

NTELOS emphasized that the Chapter 11 filing will not affect the company's operations, which remain strong and ongoing. The company plans to conduct business as usual throughout the Chapter 11 process. The company will continue to focus on providing all of its customers with the highest quality service, and employees will continue to be paid in the usual manner, with health and other benefits expected to continue unchanged.

In addition to regular cash flows from operations, the company's ability to meet ongoing obligations during the Chapter 11 process has been enhanced through a commitment for $35 million in debtor-in-possession (DIP) financing from Wachovia Bank. Upon court approval, which is expected shortly, up to $10 million of these funds will be available immediately, to meet ongoing obligations in connection with regular business operations, including prompt payment to vendors for goods and services provided on or after today's filing. The full $35 million DIP commitment is subject to final court approval, certain state regulatory approvals and the banks' receiving satisfactory assurances regarding the bondholders' proposed new investment in the company upon emergence from bankruptcy.

NTELOS is in active discussions with its bank group to continue providing access to the $261 million credit facility and to reduce its revolver commitment from $100 million to $36 million, both at current rates and existing maturities, upon emergence from bankruptcy. Based on these discussions, the company is optimistic that it will obtain approval of these terms, subject to, among other things, final documentation, the company's senior noteholders investing $75 million in the company upon emergence from bankruptcy and the bank group's reasonable satisfaction with the final terms of the plan of reorganization.

The company also is engaged in active discussions with the company's senior noteholders about purchasing an aggregate of $75 million of new 9.0% senior convertible notes, subject to, among other things, agreement on final documentation with the bank group, as described above, and senior noteholders' reasonable satisfaction with the final terms of the plan of reorganization. The proceeds from this new investment would be used to repay the debtor-in-possession financing and to pay down the revolver, with the remaining funds to provide capital to support the company's ongoing operations.

While the company cannot speculate as to what the final terms of a plan of reorganization might be, the company currently expects that such a plan would result in a substantial reduction in the company's indebtedness, with conversion of outstanding notes into all or substantially all of the reorganized NTELOS' equity, with little or no recovery to current equity holders.

James Quarforth, Chief Executive Officer of NTELOS, said "The Chapter 11 process remains the best means by which to effect a meaningful restructuring of our debt, allowing us to continue operating our business as usual while working toward completion of our proposed financial restructuring plan. We are proud of our tremendously talented and dedicated employees, who remain totally focused on serving customers. NTELOS has an outstanding franchise, built on over a hundred years of service excellence, and solid operations."

"We believe we have made significant progress thus far in negotiations with our bank group and senior noteholders. We are continuing our discussions with these and other creditors with the objective of being able expeditiously to reach an agreement on the financing arrangements described above and the final terms of the restructuring plan."

NTELOS has filed a number of first-day motions with the Bankruptcy Court, including, among others, requests to pay employee wages and benefits; honor pre-petition customer obligations, including warranty and service agreements; and obtain interim financing authority and maintain cash management programs. The company expects these motions to be addressed shortly by the Court.

The Company anticipates announcing fourth quarter 2002 and year-end 2002 financial results and 2003 guidance during the week of March 24, 2003 in the usual press release format.

For more information regarding the company's recent results of operations and liquidity and capital resources, please refer to the company's Form 10-Q for the quarter ended September 30, 2002 and the company's Current Reports on Form 8-K dated February 19, 2003 and November 29, 2002, on file with the SEC.

NTELOS Inc. (NASDAQ: NTLO) is an integrated communications provider with headquarters in Waynesboro, Virginia. NTELOS provides products and services to customers in Virginia, West Virginia, Kentucky, Tennessee and North Carolina, including wireless digital PCS, dial-up Internet access, high-speed DSL (high-speed Internet access), and local and long distance telephone services. Detailed information about NTELOS is available online at www.ntelos.com.

This press release and oral statements made from time to time by representatives of the company may contain "forward-looking statements" concerning the company's future expectations, financial and operating projections, plans, strategies and the trading market for its securities, including the company's ability to finalize the financing arrangements described in this press release, as well as the terms of a plan of reorganization acceptable to the senior noteholders and bank group. Forward-looking statements made by the company are based on a number of assumptions, estimates and projections. These statements are not guarantees of future performance and involve risks and uncertainties, including those set forth in documents filed by the company with the Securities and Exchange Commission, and any significant deviations from these assumptions could cause actual results, performance or achievements of the company to differ materially from those expressed or implied by such forward-looking statements. The company undertakes no obligation to revise or update such forward-looking statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.